Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®

David Eisenhaure

Chief Executive Officer

SATCON ELECTS JOHN M. CARROLL TO BOARD OF DIRECTORS

Boston, MA – May 16, 2005 – SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of electronic power control systems, today announced that it has elected John M. Carroll to serve on its Board of Directors.  Mr. Carroll is Founder and Chairman of The Newgrange Company, a diversified plastics product manufacturer with operations in the United States, India, Vietnam, China and Mexico.  Prior to establishing Newgrange fifteen years ago, he was Chief Financial Officer of Leach & Garner Company and previously served as a consultant with Arthur D. Little, Inc.  Mr. Carroll holds an MBA in Finance from Columbia University and is an English Chartered Accountant.   He currently serves on the boards of A. W. Chesterton Company and Leach & Garner Company.

“SatCon products are targeted at meeting emerging energy market needs to provide environmentally and economically sound solutions for new power conversion and control technologies. I cannot think of a more interesting field at this time in history.” said John Carroll of his appointment to the Board. “ I am excited at the opportunity to become associated with SatCon.”

“We’re very pleased to be able to add Mr. Carroll to SatCon’s Board of Directors,” said David Eisenhaure, SatCon’s Chairman and Chief Executive Officer.  “We are taking steps to transition the Company into market driven growth opportunities which demand a new focus on goals and results oriented management.  As such, we are adding to the Board individuals whose background and experience will assist us in that transition.  John’s proven business acumen, demonstrated success in growing a highly profitable global manufacturing business and extensive financial expertise will be of great value in facilitating SatCon’s growth.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of power electronics and control systems for alternative energy, high-reliability industrial automation applications and critical military systems.    For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered.    Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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Jeff Wadley	John Ewen
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407-644-4256	212-375-2953

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